PMB Helin Donovan
CONSULTANTS & CERTIFIED PUBLIC ACCOUNTANTS

February 24, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K dated February 24, 2012, of Grandparents.com, Inc. (the "Registrant") and are in agreement with the statements contained in the section "Dismissal of Previous Independent Registered Public Accounting Firm" therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Respectfully submitted,

PMB Helin Donovan, LLP

PMB Helin Donovan, LLP
San Francisco, California

50 Francisco St, Suite 120 · San Francisco, CA 94133
tel (415) 399-1330 · fax (415) 399-9212
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